Exhibit 99.1

 News Release

Cenveo Announces Second Quarter 2011 Results

2nd Quarter Net Sales of $495.2 million, up 11.2% from 2010

2nd Quarter Operating Income of $29.4 million, up 51.6% from 2010

2nd Quarter Non-GAAP Operating Income of $40.6 million, up 7.5% from 2010

2nd Quarter Adjusted EBITDA of $57.6 million, up 6.7% from 2010

Year-to-Date 2011 Adjusted EBITDA of $108.7 million, up 9.2% from 2010

Robert G. Burton, Jr. Appointed President

Reaffirms Full Year 2011 Guidance

STAMFORD, CT – (August 10, 2011) – Cenveo, Inc. (NYSE: CVO) today announced results for the three and six months ended July 2, 2011.

For the three months ended July 2, 2011, net sales increased approximately 11.2% to $495.2 million, compared to $445.3 million for the three months ended July 3, 2010, primarily due to the acquisition of MeadWestvaco Corporation’s Envelope Product Group (“EPG”), which closed in February, and growth from the Company’s direct envelope group, which benefited from strong direct mail volumes.  For the six months ended July 2, 2011, net sales increased approximately 11.0% to $998.3 million, compared to $899.2 million for the six months ended July 3, 2010. This increase was driven by the acquisition of EPG and organic growth in the Company’s direct envelope, custom label, content, commercial print and specialty packaging product lines.

The Company generated operating income of $29.4 million for the three months ended July 2, 2011, compared to $19.4 million for the three months ended July 3, 2010. This increase was a result of lower restructuring and impairment charges, a lower operating cost structure than prior year and contributions from the EPG acquisition. Non-GAAP operating income increased 7.5%

to $40.6 million for the three months ended July 2, 2011, compared to $37.8 million for the three months ended July 3, 2010. For the six months ended July 2, 2011, the Company generated operating income of $51.5 million, compared to $31.6 million for the six months ended July 3, 2010. This increase was a result of lower restructuring and impairment charges, a lower operating cost structure than prior year and contributions from the EPG acquisition. For the six months ended July 2, 2011, non-GAAP operating income increased 11.2% to $75.1 million, compared to $67.6 million for the six months ended July 3, 2010. Non-GAAP operating income excludes integration, acquisition and other charges, stock-based compensation provision, restructuring and impairment charges and divested operations or assets held for sale. A reconciliation of operating income to non-GAAP operating income is presented in the attached tables.

For the three months ended July 2, 2011, the Company recorded net income of $0.4 million, or $0.01 per share, compared to a net loss of $8.3 million, or $0.13 per share, for the three months ended July 3, 2010. The improvement in net income is primarily due to lower restructuring and impairment charges and lower interest expense in the second quarter of 2011, compared to the second quarter of 2010, partially offset by a lower income tax benefit in the second quarter of 2011, compared to the second quarter of 2010. For the six months ended July 2, 2011, the Company recorded net income of $3.2 million, or $0.05 per share, compared to a net loss of $19.4 million, or $0.31 per share, for the six months ended July 3, 2010. The improvement in net income is primarily due to a preliminary bargain purchase gain of $11.1 million related to the EPG acquisition, lower restructuring and impairment charges and lower interest expense in the first six months of 2011, compared to the first six months of 2010, partially offset by a lower income tax benefit in the first six months of 2011, compared to the first six months of 2010 and a loss on early extinguishment of debt of $2.6 million in the first six months of 2010.

Adjusted EBITDA for the three months ended July 2, 2011 was $57.6 million, compared to $54.0 million for the three months ended July 3, 2010, an increase of approximately 6.7%. Adjusted EBITDA for the six months ended July 2, 2011, was $108.7 million, compared to $99.5 million for the six months ended July 3, 2010, an increase of approximately 9.2%. These increases are primarily attributable to stronger performance across the majority of the Company’s product lines combined with contributions from the EPG acquisition. Adjusted

EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding integration, acquisition and other charges, stock-based compensation provision, restructuring and impairment charges, gain on bargain purchase, divested operations or assets held for sale, loss on early extinguishment of debt, and loss from discontinued operations, net of taxes.  An explanation of the Company’s use of Adjusted EBITDA is detailed below and a reconciliation of net income (loss) to Adjusted EBITDA is provided in the attached tables.

The results for the second quarter and the first six months of 2011 include a preliminary bargain purchase gain related to the EPG acquisition. The purchase price allocation of acquired assets and liabilities assumed in the EPG acquisition and the related bargain purchase gain recognized in the Company’s statement of operations are preliminary.  Differences between the preliminary and final purchase price allocations could have a material impact on the Company’s financial statements, including the bargain purchase gain. The Company will finalize the purchase price allocation as soon as practicable within the EPG acquisition’s measurement period, but in no event later than one year after the acquisition date.

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
“Cenveo had another strong quarter with continued operational and financial improvement, meaningful net debt pay down of $20 million and significant progress integrating EPG into our operations. Once again we saw organic revenue growth in our direct envelope and custom label businesses which, combined with our continued focus on costs, led to improvements in our revenues, operating income, and Adjusted EBITDA.”

“Despite uncertainty in the economy, the positive trends which we have seen across most of our businesses since the end of 2010 continued through the second quarter of 2011. Our direct envelope group posted another quarter of strong organic sales growth of over 6%, benefiting from strong direct mail volumes, favorable product mix and the consolidation efforts related to the EPG integration. To date we have announced the consolidation of three EPG facilities into our existing envelope operations and have made significant progress in aligning equipment across our leading envelope manufacturing platform. Our custom label and packaging products once again delivered another solid performance as our customers spending in those end markets grew in line with expectations. While our publisher services group continues to be challenged by weakness in the publishing industry, our content management offering continues to grow as our global platform benefits from the outsourcing of project management and composition services. Despite weaker seasonality this quarter, our commercial print businesses delivered strong year over year margin improvement benefiting from our consolidation plans executed in prior years and continued improvements in the automotive, financial services, travel and leisure markets.”

Mr. Burton concluded:
“We now have two strong quarters behind us, positioning us well to deliver our revenue, free cash flow and Adjusted EBITDA objectives in the back half of the year despite the challenging macro-environment. Our integration efforts in connection with EPG are well underway and will begin to deliver meaningful savings in the fourth quarter when we fully transition off EPG’s legacy systems and back office functions. We will continue our focus on driving free cash flow and deleveraging our balance sheet. In the short term we will look to improve our working capital position. We believe that by focusing our attention on working capital improvements, we can deliver upwards of $40 million of incremental cash flow by the end of 2012. Over the longer term, we remain committed to executing our game plan of operating niche growth businesses while using our free cash flow to invest in and grow our higher margin product lines or pay down debt. To further show our commitment to these goals, the Board of Directors has appointed Robert G. Burton, Jr. to the position of President. He will be responsible for overseeing this plan as we continue to position the company for the future. His 15 years of industry experience and current responsibilities make him the ideal person to see this initiative through to completion. He has my and the Board’s full support as we continue to look to grow our higher margin product lines and free cash flow.”

“I would like to encourage all Cenveo investors to join us on our conference call to listen to our aggressive action plans aimed at deleveraging our balance sheet and discussing our strong first half financial results and our outlook for the back half. I look forward to discussing our action plans in more detail as it is our number one priority to deliver value for all our stakeholders.”

Conference Call:
Cenveo will host a conference call tomorrow, Thursday, August 11, 2011, at 10:00 a.m. Eastern Time.  The conference call will be available via webcast, which can be accessed via the internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (in thousands, except per share data) (Unaudited)
	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Net sales	$495,199	$445,264	$998,264	$899,198
Cost of sales	402,910	360,017	816,731	735,207
Selling, general and administrative expenses	54,622	51,484	115,114	105,526
Amortization of intangible assets	2,811	2,901	5,586	5,785
Restructuring and impairment charges	5,465	11,476	9,292	21,103
Operating income	29,391	19,386	51,541	31,577
Gain on bargain purchase	(540)	—	(11,079)	—
Interest expense, net	29,412	31,492	59,629	61,106
Loss on early extinguishment of debt	—	—	—	2,598
Other expense, net	149	305	338	1,032
Income (loss) from continuing operations before income taxes	370	(12,411)	2,653	(33,159)
Income tax benefit	(4)	(4,119)	(505)	(13,846)
Income (loss) from continuing operations	374	(8,292)	3,158	(19,313)
Loss from discontinued operations, net of taxes	—	(35)	—	(122)
Net income (loss)	$374	$(8,327)	$3,158	$(19,435)
Income (loss) per share – basic and diluted:
Continuing operations	$0.01	$(0.13)	$0.05	$(0.31)
Discontinued operations	—	—	—	—
Net income (loss)	$0.01	$(0.13)	$0.05	$(0.31)
Weighted average shares outstanding:
Basic	62,862	62,216	62,802	62,166
Diluted	63,439	62,216	63,224	62,166

Cenveo, Inc. and Subsidiaries
Reconciliation of Income (Loss) from Continuing Operations to Non-GAAP Income (Loss) from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Income (loss) from continuing operations	$374	$(8,292)	$3,158	$(19,313)
Integration, acquisition and other charges	3,244	3,233	9,258	5,499
Stock-based compensation provision	2,510	2,727	5,018	5,625
Restructuring and impairment charges	5,465	11,476	9,292	21,103
Divested operations or assets held for sale	—	958	—	3,758
Gain on bargain purchase	(540)	—	(11,079)	—
Loss on early extinguishment of debt	—	—	—	2,598
Income tax expense	(335)	(4,298)	(959)	(14,009)
Non-GAAP income from continuing operations	$10,718	$5,804	$14,688	$5,261

Income (loss) per share – diluted:
Continuing operations	$0.01	$(0.13)	$0.05	$(0.31)
Integration, acquisition and other charges	0.05	0.05	0.15	0.09
Stock-based compensation provision	0.04	0.04	0.08	0.09
Restructuring and impairment charges	0.09	0.18	0.15	0.33
Divested operations or assets held for sale	—	0.02	—	0.06
Gain on bargain purchase	(0.01)	—	(0.18)	—
Loss on early extinguishment of debt	—	—	—	0.04
Income tax expense	(0.01)	(0.07)	(0.02)	(0.22)
Non-GAAP continuing operations	$0.17	$0.09	$0.23	$0.08

Weighted average shares outstanding—diluted	63,439	63,125	63,224	63,055

Cenveo, Inc. and Subsidiaries Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Net income (loss)	$374	$(8,327)	$3,158	$(19,435)
Interest expense, net	29,412	31,492	59,629	61,106
Income tax benefit	(4)	(4,119)	(505)	(13,846)
Depreciation	14,350	13,638	28,322	27,225
Amortization of intangible assets	2,811	2,901	5,586	5,785
Integration, acquisition and other charges	3,244	3,233	9,258	5,499
Stock-based compensation provision	2,510	2,727	5,018	5,625
Restructuring and impairment charges	5,465	11,476	9,292	21,103
Gain on bargain purchase	(540)	—	(11,079)	—
Loss on early extinguishment of debt	—	—	—	2,598
Divested operations or assets held for sale	—	958	—	3,758
Loss from discontinued operations, net of taxes	—	35	—	122

Adjusted EBITDA, as defined	$57,622	$54,014	$108,679	$99,540

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income to Non-GAAP Operating Income (in thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Operating income	$29,391	$19,386	$51,541	$31,577
Integration, acquisition and other charges	3,244	3,233	9,258	5,499
Stock-based compensation provision	2,510	2,727	5,018	5,625
Divested operations or assets held for sale	—	958	—	3,758
Restructuring and impairment charges	5,465	11,476	9,292	21,103

Non-GAAP operating income	$40,610	$37,780	$75,109	$67,562

 Cenveo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	July 2, 2011	January 1, 2011
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$11,636	$49,756
Accounts receivable, net	283,658	263,364
Inventories	175,203	149,151
Prepaid and other current assets	66,217	66,135
Total current assets	536,714	528,406
Property, plant and equipment, net	358,630	347,921
Goodwill	209,002	209,161
Other intangible assets, net	242,382	246,424
Other assets, net	64,063	65,818
Total assets	$1,410,791	$1,397,730

Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$12,933	$10,098
Accounts payable	177,331	166,468
Accrued compensation and related liabilities	33,745	30,672
Other current liabilities	89,287	98,471
Total current liabilities	313,296	305,709
Long-term debt	1,284,894	1,283,905
Other liabilities	142,738	149,447
Commitments and contingencies
Shareholders’ deficit:
Preferred stock	—	—
Common stock	630	627
Paid-in capital	347,447	342,607
Retained deﬁcit	(661,124)	(664,282)
Accumulated other comprehensive loss	(17,090)	(20,283)
Total shareholders’ deficit	(330,137)	(341,331)
Total liabilities and shareholders’ deficit	$1,410,791	$1,397,730

Cenveo, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	July 2, 2011	July 3, 2010

Cash ﬂows from operating activities:
Net income (loss)	$3,158	$(19,435)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations, net of taxes	—	122
Depreciation and amortization, excluding non-cash interest expense	33,908	33,010
Non-cash interest expense, net	2,875	2,345
Loss on early extinguishment of debt	—	2,598
Stock-based compensation provision	5,018	5,625
Non-cash restructuring and impairment charges, net of gain on sale	1,758	5,525
Bargain purchase gain	(11,079)	—
Deferred income taxes	(3,078)	(15,976)
(Gain) loss on sale of assets	292	(65)
Other non-cash charges, net	4,235	3,853
Changes in operating assets and liabilities excluding the effects of acquired businesses:
Accounts receivable	6,063	23,022
Inventories	(6,428)	(2,161)
Accounts payable and accrued compensation and related liabilities	(6,639)	(18,896)
Other working capital changes	(13,495)	16,623
Other, net	(4,739)	(6,595)
Net cash provided by operating activities	11,849	29,595
Cash ﬂows from investing activities:
Cost of business acquisitions, net of cash acquired	(54,784)	(21,483)
Capital expenditures	(8,547)	(8,236)
Proceeds from sale of property, plant and equipment	10,864	1,476
Net cash used in investing activities	(52,467)	(28,243)
Cash ﬂows from ﬁnancing activities:
Borrowings under revolving credit facility due 2014	8,200	—
Proceeds from exercise of stock options	318	1,281
Repayments of other long-term debt	(3,556)	(4,064)
Repayment of term loan B due 2016	(1,900)	—
Purchase and retirement of common stock upon vesting of RSUs	(496)	—
Proceeds from issuance of 8⅞% senior second lien notes	—	397,204
Repayment of term loans	—	(311,944)
Repayments under revolving credit facility due 2012	—	(22,500)
Payment of refinancing or repurchase fees, redemption premiums and expenses	—	(13,009)
Net cash provided by ﬁnancing activities	2,566	46,968
Effect of exchange rate changes on cash and cash equivalents	(68)	817
Net (decrease) increase in cash and cash equivalents	(38,120)	49,137
Cash and cash equivalents at beginning of period	49,756	10,796
Cash and cash equivalents at end of period	$11,636	$59,933

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In addition to results presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), included in this release is a certain non-GAAP financial measure, specifically Adjusted EBITDA. This non-GAAP financial measure is defined herein, and should be read in conjunction with GAAP financial measures. This non-GAAP financial measure is not presented as an alternative to cash flows from operations, as a measure of our liquidity or as an alternative to reported net income (loss) as an indicator of our operating performance.  The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by our competitors.

We believe the use of Adjusted EBITDA along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value.  Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives.  We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs and to evaluate future growth opportunities.

Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of envelopes, custom labels, specialty packaging, commercial print, publisher solutions and business documents. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With approximately 10,000 employees worldwide, we pride ourselves on delivering quality solutions and service every day for our customers. For more information please visit us at www.cenveo.com.
___________________________

Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) recent United States and global economic conditions, which have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness, which could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings are available to us that could further exacerbate our risk exposure from debt;  (vi) our ability to successfully integrate acquired businesses into our business; (vii) a decline of our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets; (viii) intense competition and fragmentation in our industry; (ix) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the internet and other electronic media affecting demand for our products; (xii) increases in raw material costs and decreases in their availability; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) our dependence upon information technology systems; and (xvii) our international operations and the risks associated with operating outside of the United States. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.